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                                                                     EXHIBIT 5.1

May 18, 1994

Philadelphia Suburban Corporation
762 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

         Re: Registration Statement on Form S-8 Relating to the Company's 1994 Equity Compensation Plan

Dear Sir or Madam:

We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation (the 'Company'), and have acted as its counsel in connection with the preparation of a registration statement on Form S-8 (the 'Registration Statement') filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the 'Act'), relating to the offering of up to 450,000 shares of the Company's Common Stock, par value $.50 per share (the 'Common Stock'), to be issued pursuant to the Company's 1994 Equity Compensation Plan (the 'Compensation Plan'). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our opinion, the shares of the Company's Common Stock to be issued in accordance with the terms of the Compensation Plan will be, when issued in accordance with the terms of the Compensation Plan, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Morgan, Lewis & Bockius